Exhibit 10.1

TENTH AMENDMENT TO OFFICE LEASE

THIS TENTH AMENDMENT TO OFFICE LEASE (this “Amendment”) is made and entered into as of June 17, 2024 (the “Effective Date”), by and between 900 NORTH MICHIGAN, LLC, a Delaware limited liability (“Landlord”), and GROSVENOR CAPITAL MANAGEMENT, L.P., an Illinois limited partnership (“Tenant”).

RECITALS:

A. Landlord’s predecessor in interest, LaSalle Bank National Association, as Trustee under that certain Trust Agreement dated March 1, 1984 and known as Trust No. 107701 (the “Trust”), and Tenant entered into that certain Office Lease dated as of December 17, 2004 (the “Original Lease”) pursuant to which the Trust leased to Tenant, and Tenant leased from the Trust, the “Premises” (as therein defined), in the property known as 900 North Michigan Building (“Building”) the address of which is 900 North Michigan Avenue, Chicago, Illinois 60611 and consisting of approximately 72,883 rentable square feet on the 11th, 12th and 20th floors of the Building (the “Original Premises”).

B. On or about April 27, 2005, the Trust assigned its interest in the Lease to Landlord.

C. On or about May 31, 2007, Tenant and Landlord entered into a First Amendment to Office Lease (the “First Amendment”) to provide for Tenant’s lease of additional space in the Building by subleasing from JMB Realty Corporation, a Delaware corporation (“JMB”), certain space located on the 13th floor of the Building, pursuant to that certain Sublease Agreement, dated as of June 1, 2007, by and between JMB and Tenant, as consented to and agreed upon by Landlord, as amended (as amended from time to time, the “Sublease”).

D. On or about July 1, 2008, Tenant and Landlord entered into a Second Amendment to Office Lease (the “Second Amendment”) to provide for Tenant’s lease of additional space in the Building by exercising its right of first opportunity to lease certain space containing approximately 3,889 rentable square feet, and located on the 17th floor of the Building (together with the Original Premises, the “Current Premises”).

E. On or about August 31, 2009, Tenant and Landlord entered into a Third Amendment to Office Lease (the “Third Amendment”) to subordinate Tenant’s right of first offer and right of first refusal with respect to certain space on the 18th floor of the Building to the right of the existing tenant thereunder to extend the current term of its lease.

F. On or about September 1, 2011, Tenant and Landlord entered into a Fourth Amendment to Office Lease (the “Fourth Amendment”) to subordinate Tenant’s right of first refusal and right of first offer with respect to certain space on the 16th and 17th floors of the Building to the right of LAMB Partners, an Illinois general partnership (“Lamb”).

G. On or about May 31, 2012, Tenant and Landlord entered into a Fifth Amendment to Office Lease (the “Fifth Amendment”) to, among other things, extend the term of the Lease and to provide for the addition of the Sublease Space (i.e., approximately 24,247 rentable square feet, and located on the 13th Floor of the Building and approximately 12,178 rentable square feet, and located on the 9th Floor of the Building, for an aggregate of approximately 36,425 rentable square feet) to the Lease from and after the Sublease Termination Date.

H. On or about January 18, 2013, Tenant and Landlord entered into a Sixth Amendment to Office Lease (the “Sixth Amendment”) to, among other things, correct the calculation of Base Rent during the Early Extension Period.

I. On or about November 30, 2017, Tenant and Landlord entered into a Seventh Amendment to Office Lease (the “Seventh Amendment”) to, among other things, amend the Termination Right set forth in Paragraph 7 of the Fifth Amendment.

J. On or about December 26, 2019, Tenant and Landlord entered into an Eighth Amendment to Office Lease (the “Eighth Amendment”) to, among other things, expand the Current Premises by leasing approximately twelve thousand one hundred four (12,104) rentable square feet on Floor 17, Suite 1700 (the “17th Floor Expansion Premises”), and designated on the plan attached as Exhibit A to the Eighth Amendment.

K. On or about May 16, 2023, Tenant and Landlord entered into a Ninth Amendment to Office Lease (the “Ninth Amendment”) to, among other things, terminate the Lease with respect to the 17th Floor Expansion Premises. The Original Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment and the Ninth Amendment are hereinafter referred to together as the “Existing Lease,” and the Existing Lease, as amended by this Amendment, is referred to herein as the “Lease.”

L. Tenant desires terminate the Lease with respect to approximately (i) 12,178 rentable square feet on the 9th Floor (the “9th Floor Space”), (ii) 3,889 rentable square feet on the 17th Floor (the “17th Floor Space”) and (iii) 24,391 rentable square feet on the 20th Floor (the “20th Floor Space,” and collectively with the 9th Floor Space and the 17th Floor Space, the “Give Back Space”), pursuant to the terms of this Amendment. All Give Back Space located on a particular floor of the Building in the aggregate is generally, a “Give Back Floor.”

M. Landlord and Tenant desire to extend the Term of the Lease with respect to (i) 24,246 rentable square feet on the 11th Floor (the “11th Floor Premises”), (ii) 24,246 rentable square feet on the 12th Floor (the “12th Floor Premises”) and (iii) 24,246 rentable square feet on the 13th Floor (the “13th Floor Premises,” and collectively with the 11th Floor Premises and the 12th Floor Premises, the “Remaining Premises”), and otherwise amend the Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the parties do hereby agree as follows:

1. Early Termination of the Give Back Space. Notwithstanding anything to the contrary contained in the Lease, upon the satisfaction of the Conditions Precedent (as defined in Paragraph 3 hereof), on or prior to September 30, 2025 (as such date may be extended pursuant to the terms of this Paragraph 1, the “Early Termination Date”), Landlord shall terminate the Lease with respect to the entire Give Back Space or any Give Back Floor(s) as of the Early Termination Date. Notwithstanding the preceding sentence, Tenant has the right to defer and extend the Early Termination Date for the entire Give Back Space or a Give Back Floor for a maximum of four (4) consecutive periods of three (3) consecutive months each (each, a “Termination Deferment”) upon Tenant’s delivery of irrevocable and unconditional written notice (a “Termination Extension Notice”) to Landlord identifying the applicable Give Back Floor on or prior to the Latest Date for Delivery of Termination Extension Notice set forth in the following schedule. Upon Tenant’s timely delivery of a Termination Extension Notice on or prior to the Latest Date for Delivery of Termination Extension Notice, the Early Termination Date shall be deferred and extended to the applicable Effective Early Termination Date set forth in the following schedule:

Latest Date for Delivery of Termination Extension Notice	Resulting Effective Early Termination Date if a Termination Extension Notice is Timely Given
March 31, 2025	December 31, 2025
June 30, 2025	March 31, 2026
September 30, 2025	June 30, 2026
December 31, 2025	September 30, 2026

a. Tenant’s exercise of a Termination Deferment shall, at Landlord’s election, be null and void if as of the date of the Termination Extension Notice, Tenant shall be in default under the Lease, after Tenant’s receipt of any applicable notice, and the passage of any applicable cure period. Upon delivery of a Termination Extension Notice, Tenant shall be irrevocably bound to lease the applicable Give Back Space through the applicable extended Early Termination Date.

b. If Tenant fails to timely and consecutively exercise a Termination Deferment in accordance with the provisions of this Paragraph 1, then (i) Tenant’s right to any further Termination Deferments shall automatically terminate, (ii) the option to further defer the Early Termination Date shall terminate, and shall be null and void and of no further force and effect, (iii) the Lease shall terminate with respect to the applicable Give Back Space as of the applicable Early Termination Date then in effect, and (iv) Tenant shall not have the right to exercise any further Termination Deferment thereafter. Tenant’s exercise of a Termination Deferment shall not operate to cure any default under the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. Time is of the essence with regard to this Paragraph 1.

2. Termination Fee for the Give Back Space. Tenant shall pay to Landlord a termination fee (collectively, the “Termination Fee”) for the Give Back Space, due and payable no later than three (3) months prior to the applicable Early Termination Date for the applicable Give Back Space as identified below:

Early Termination Date of September 30, 2025

Give Back Space	Termination Fee per Square Foot of Rentable Area	Total Termination Fee
9th Floor Space	$10.04	$122,267.12
17th Floor Space	$7.41	$28,817.49
20th Floor Space	$7.41	$180,737.31
TOTALS:		$331,821.92

Early Termination Date of December 31, 2025

Give Back Space	Termination Fee per Square Foot of Rentable Area	Total Termination Fee
9th Floor Space	$7.60	$92,552.80
17th Floor Space	$5.60	$21,778.40
20th Floor Space	$5.60	$136,589.60
TOTALS:		$250,920.80

Early Termination Date of March 31, 2026

Give Back Space	Termination Fee per Square Foot of Rentable Area	Total Termination Fee
9th Floor Space	$5.11	$62,229.58
17th Floor Space	$3.76	$14,622.64
20th Floor Space	$3.76	$91,710.16
TOTALS:		$168,562.38

Early Termination Date of June 30, 2026

Give Back Space	Termination Fee per Square Foot of Rentable Area	Total Termination Fee
9th Floor Space	$2.58	$31,419.24
17th Floor Space	$1.89	$7,350.21
20th Floor Space	$1.89	$46,098.99
TOTALS:		$84,868.44

Early Termination Date of September 30, 2026
Give Back Space	Termination Fee per Square Foot of Rentable Area	Total Termination Fee
9th Floor Space	$0.00	$0.00
17th Floor Space	$0.00	$0.00
20th Floor Space	$0.00	$0.00
TOTALS:		$0.00

3. Conditions Precedent to Early Termination of the Give Back Space. Notwithstanding anything to the contrary contained in the Lease, upon the satisfaction of the following conditions (collectively, the “Conditions Precedent”), Landlord shall terminate the Lease with respect to the applicable Give Back Space on the applicable Early Termination Date and Tenant shall be released of all obligations under the Lease with respect to the applicable Give Back Space accruing from and after the applicable Early Termination Right except for those provisions of the Lease that expressly survive termination:

a. Tenant shall surrender possession of the applicable Give Back Space to Landlord no later than the applicable Early Termination Date in broom clean condition in accordance with Section 17 of the Lease. Tenant covenants and agrees that, as of the applicable Early Termination Date, Tenant shall have fully and faithfully complied with all terms and conditions under the Lease, including without limitation, those terms and provisions relating to the condition of the Give Back Space upon termination of the Lease with respect to the applicable Give Back Space. At Tenant’s request, Landlord shall promptly confirm the compliance by Tenant (or deficiencies therewith) with the terms of this Paragraph 3.a.

b. Tenant shall pay the Termination Fee for the applicable Give Back Space no later than three (3) months prior to the applicable Early Termination Date.

c. Tenant shall be liable for the payment of all Rent and other sums due under the Lease up to and including the applicable Early Termination Date, even if such sums are billed subsequent to such date. As of the applicable Early Termination Date, Tenant shall not be in default under the Lease, after Tenant’s receipt of any applicable notice and the expiration of any applicable notice and cure period.

4. Waiver of Conditions. In the event that the Conditions Precedent are not met on or prior to the applicable Early Termination Date (as may be extended), and the Conditions Precedent remain unmet for ten (10) days after Tenant’s receipt of written notice thereof from Landlord (given on or after the applicable Early Termination Date) then, at Landlord’s option in Landlord’s sole and absolute discretion, (a) the Lease shall remain in full force and effect with respect to the entire Give Back Space not previously surrendered in accordance with this Amendment through September 30, 2026, or (b) any continuation of possession of the Give Back Space beyond the Early Termination Date (as may be extended) shall be a tenancy at sufferance, with Tenant liable for use and occupancy charges payable in accordance with Section 18 of the Lease, with the Base Rent being calculated at $24.50 per rentable square foot for the Give Back Space, and the Additional Rent based on the Prorata Share of the Give Back Space which is the square footage of the Give Back Space divided by 304,799 rentable square feet in the Office Section, and if such continued possession exceeds five (5) business days, then together with all incidental, consequential and other damages arising from or related to such continuation of possession of the Give Back Space that may be available to Landlord at law or equity. Time is of the essence with respect to this Amendment and the Conditions Precedent.

5. Premises and Tenant’s Prorata Share. In the event that the Conditions Precedent are met on or prior to the applicable Early Termination Date, then all references to “Premises” in the Lease exclude the applicable Give Back Space terminated as of the applicable Early Termination Date, and the Premises under the Lease shall consist only of the Current Premises excluding the applicable surrendered Give Back Space from and after the applicable Early Termination Date. Landlord and Tenant agree that as of such applicable Early Termination Date, “Tenant’s Pro Rata Share” or “Tenant’s Prorata Share” of 37.14% shall be reduced by Tenant’s Pro Rata Share or Tenant’s Prorata Share attributable to such surrendered Give Back Space as set forth in the following schedule:

Give Back Space	Rentable Square Footage	Tenant’s Pro Rata Share or Tenant’s Prorata Share
9th Floor Space	12,178	4.00%
17th Floor Space	3,889	1.28%
20th Floor Space	24,391	8.00%

From and after the last Early Termination Date (as such date may be extended pursuant to the terms of Paragraph 1 hereof), “Tenant’s Pro Rata Share” or “Tenant’s Prorata Share” shall be 23.86%, which is 72,738 rentable square feet divided by 304,799 rentable square feet in the Office Section.

6. Temporary Space.

a. From October 1, 2024 through the last Early Termination Date (as such date may be extended pursuant to the terms of Paragraph 1 hereof) (the “Construction Period”), Tenant shall have the exclusive right to occupy and use Suite 1000 in the Building (the “Temporary Space”) containing approximately 18,410 rentable square feet.

b. The Temporary Space shall be made available to Tenant in as is condition, without any agreements, representations, understandings or obligations on the part of Landlord to perform alterations, repairs or improvements to the Temporary Space, and no representation by Landlord or its agents regarding the condition of the Temporary Space; provided, however, subject to the terms below, Landlord shall provide all services to the Temporary Space as Landlord provides to the Premises under the terms of the Lease at all times through the Construction Period. Any alterations to the Temporary Space must be performed in accordance with the Lease, including, but not limited to Section 9 of the Original Lease.

c. If Tenant shall enter possession of all or any part of the Temporary Space during the Construction Period, all of the covenants and conditions of the Lease shall be binding upon the parties hereto in respect of such possession the same, except that, strictly with respect to the Construction Period, Tenant shall have no obligation to pay Base Rent and Additional Rent for the Temporary Space; provided, however, during any month of the Construction Period that Tenant occupies any portion of the Temporary Space, Tenant shall be responsible for (i) the costs of any after-hours HVAC services requested by Tenant, and (ii) separately metered electrical costs.

d. Upon expiration of the Construction Period, Tenant shall surrender possession of the Temporary Space to Landlord in broom clean condition that is in equal to or better order, repair and condition than the condition of the Temporary Space at the commencement of the Construction Period (subject to ordinary wear and tear and damage from condemnation or casualty), and in accordance with Section 17 of the Lease. Any continuation of possession of the Temporary Space after expiration of the Construction Period shall be a tenancy at sufferance, with Tenant liable for use and occupancy charges payable in accordance with Section 18 of the Lease, with the Base Rent being calculated at $24.50 per rentable square foot for the Temporary Space, and the Additional Rent based on the Prorata Share of the rentable area of the Temporary Space which is 6.04%, (which is 18,410 rentable square feet divided by 304,799 rentable square feet in the Office Section), and if such continued possession exceeds five (5) business days, then together with all incidental, consequential and other damages arising from or related to such continuation of possession of the Temporary Space that may be available to Landlord at law or equity. Time is of the essence with respect to this Paragraph 6.

7. Extension of Lease Term. The Term of the Lease is hereby extended for an additional period of eleven (11) years from and after October 1, 2026 (the “Extension Period”) so that the Term shall expire on September 30, 2037, on all of the terms and conditions of the Lease. Accordingly, as of the Effective Date, the “Termination Date” as defined in Section 1 of the Original Lease shall be amended to be September 30, 2037.

8. Base Rent for the Premises During Extension Period. During the Extension Period, Tenant shall pay “Base Rent” pursuant to and in accordance with Section 3 of the Lease in the following amounts for the Premises:

Period	Annual Base Rent	Monthly Base Rent	Base Rent Per Square Foot of Rentable Area
October 1, 2025 - September 30, 2026	$1,782,081.00	$148,506.75	$24.50
October 1, 2026 - September 30, 2027	$1,818,450.00	$151,537.50	$25.00
October 1, 2027 - September 30, 2028	$1,854,819.00	$154,568.25	$25.50
October 1, 2028 - September 30, 2029	$1,891,188.00	$157,599.00	$26.00
October 1, 2029 - September 30, 2030	$1,927,557.00	$160,629.75	$26.50
October 1, 2030 - September 30, 2031	$1,963,926.00	$163,660.50	$27.00
October 1, 2031 - September 30, 2032	$2,000,295.00	$166,691.25	$27.50
October 1, 2032 - September 30, 2033	$2,036,664.00	$169,722.00	$28.00
October 1, 2033 - September 30, 2034	$2,073,033.00	$172,752.75	$28.50
October 1, 2034 - September 30, 2035	$2,109,402.00	$175,783.50	$29.00
October 1, 2035 - September 30, 2036	$2,145,771.00	$178,814.25	$29.50
October 1, 2036 - September 30, 2037	$2,182,140.00	$181,845.00	$30.00

*	Monthly Base Rent shall abate from October 1, 2025 through September 30, 2026 in accordance with Paragraph 9 hereof.

9. Rent Abatement. Notwithstanding anything to the contrary contained in Sections 3 or 4 of the Lease, so long as Tenant shall not be in default under the Lease after Tenant’s receipt of any applicable notice and the passage of any applicable cure period, Base Rent and Additional Rent with respect to the Premises (collectively, the “Rent Abatement”), all as accruing from the first day of the calendar month immediately following the last Early Termination Date (as such date may be extended pursuant to the terms of Paragraph 1 hereof), through the last day of the twelfth (12th) calendar month thereafter (the “Abatement Period”) shall abate. Such Rent Abatement shall not be applicable to Base Rent or Additional Rent accruing with respect to any other space occupied by Tenant other than the Premises or during any other period other than the Abatement Period or any other sums payable by Tenant under the Lease other than Base Rent and Additional Rent. Upon delivery of written notice to Landlord no later than the last day of the fifth (5th) month of the Abatement Period, Tenant shall have the right to apply a maximum of six (6) months of the unapplied Rent Abatement (the “Abatement Credit”) towards the Costs of the Remaining Premises Work (as defined in Paragraph 10 hereof), and the full amount of any Abatement Credit selected by Tenant shall be added to the TI Allowance (as defined in Paragraph 10.b hereof).

10. Tenant Improvement Allowance.

a. Subject to the express obligation of Landlord to provide the TI Allowance (as hereinafter defined) if Tenant complies with the disbursement requirements set forth in this Paragraph 10, Tenant shall pay all costs (the “Costs of the Remaining Premises Work”) associated with any work performed in the Remaining Premises (collectively, the “Remaining Premises Work”) whatsoever, including without limitation, all permits, inspection fees, fees of space planners, architects, engineers, and contractors, utility connections, the cost of all labor and materials, bonds, insurance, and any structural or mechanical work, additional HVAC equipment or sprinkler heads or modifications to any Systems and Equipment or relocation of any existing sprinkler heads, either within or outside the Remaining Premises required as a result of the layout, design, or construction of the Remaining Premises Work. Landlord shall waive the supervisory fee for the Remaining Premises Work, provided, however, if Landlord is required to engage a third-party engineer to review and approve of the Remaining Premises Work, then Tenant shall pay the reasonable, out-of-pocket costs for such third-party engineer. Tenant shall perform the Remaining Premises Work in accordance with the terms and conditions of the Leases, including, but not limited to Paragraph 9 of the Lease.

b. Of the Costs of the Remaining Premises Work, Landlord shall reimburse Tenant a tenant improvement allowance (collectively, the “TI Allowance”) equal to the sum of (i) $8,001,180.00 which is $110.00 per rentable square foot in the Remaining Premises for the Remaining Premises Work, plus (ii) any Abatement Credit selected by Tenant pursuant to Paragraph 9 hereof. Tenant may apply the TI Allowance towards improvements and fixture installed in the Remaining Premises, the installation of furniture and the soft costs directly related thereto (e.g. architectural, engineering and space planning), which Tenant incurs during the period commencing on the Effective Date and expiring on September 30, 2027.

c. From and after the date of this Amendment, Landlord shall pay to Tenant the TI Allowance in installments, no more frequently than monthly, within thirty (30) days after Tenant has submitted all of invoices, unconditional partial or final unconditional lien waivers, affidavits of payment and such other evidence as Landlord may reasonably require to show that no mechanics’, materialmen’s or other such liens have been or may be filed against the Property, Tenant or the Premises arising out of the design or performance of that portion of the Remaining Premises Work for which payment is requested, and that the Remaining Premises Work (or the portion thereof for which payment has been requested) has been completed in accordance with this Amendment and approved by Landlord. Any TI Allowance not applied toward the Costs of the Remaining Premises Work as of September 30, 2027 shall be forfeited to Landlord.

11. Renewal Options. Tenant shall continue to have the two (2) options to extend the Term of the Lease as set forth in Section 25 of the Lease, as modified by Paragraph 10 of the Fifth Amendment.

12. Tenant’s Termination Right. Section 59 of the Original Lease, Paragraph 7 of the Fifth Amendment and Paragraph 1 of the Seventh Amendment are deleted in their entirety and replaced with the following:

“Section 59. Termination Right. Tenant shall have a one-time option (the “Termination Option”) to terminate this Lease in its entirety, effective as of September 30, 2032 (the “Full Lease Early Termination Date”) upon the following terms and conditions:

A. Tenant provides Landlord with notice (the “Termination Notice”) of Tenant’s election to exercise the Termination Option no later than September 30, 2031.

B. Tenant pays to Landlord a termination fee (the “Full Lease Termination Fee”) which Full Lease Termination Fee shall equal the sum of (i) the unamortized amount of the leasing commissions, TI Allowance (as defined in the Tenth Amendment to this Lease dated _____________, 2024 (the “Tenth Amendment”)) and the Rent Abatement (as defined in the Tenth Amendment) incurred by Landlord, amortized over an eleven (11) year term at a rate of 9.5% per annum (compounded monthly), and (ii) the unamortized costs of any additional amounts attributable to tenant improvement allowances, rent abatements, leasing commissions or other similar concessions for future expansions or amendments amortized over its respective term with an amortization rate of 9.5% per annum (compounded monthly). Notwithstanding anything to the contrary contained in this Section 59B, the amount of the Rent Abatement shall be reduced by any Abatement Credit (as defined in the Tenth Amendment) that Landlord actually applies towards the TI Allowance. After the expiration of the Abatement Period (as defined in the Tenth Amendment), within ten (10) business days after Tenant’s request, Landlord shall calculate and notify Tenant of the amount of the Full Lease Termination Fee. Tenant shall pay fifty percent (50%) of the Full Lease Termination Fee concurrently with delivery of the Termination Notice, and fifty percent (50%) of the Full Lease Termination Fee no later than August 31, 2032.

C. If Tenant timely and properly exercises the Termination Option, Rent shall be paid through and apportioned as of the Full Lease Early Termination Date and neither party shall have any rights or liabilities accruing under this Lease after the Full Lease Early Termination Date, except such rights and liabilities, which by the terms of this Lease, expressly survive the termination of this Lease. The Termination Option shall, at Landlord’s election, be null and void if Tenant is in default under this Lease, after the expiration of any applicable notice and cure period, as of the date that Landlord received the Termination Notice. Tenant’s exercise of the Termination Option shall not operate to cure any default by Tenant of any of the terms or provisions in this Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. If Tenant’s right to possession of the entire Premises shall terminate in any manner whatsoever before Tenant shall exercise the Termination Option, then immediately upon such termination or Transfer the Termination Option herein granted shall simultaneously terminate and become null and void. Time is of the essence with respect to this Section 59.”

13. Right of First Offer. Section 57 of the Original Lease and Paragraph 8 of the Fifth Amendment are deleted in their entirety and replaced with the following:

“Section 57. Right of First Offer

A. Subject to the terms of this Section 57, Tenant shall have a continuing right of first opportunity to any space (each a “ROFO Space”) that becomes available after the Early Termination Date (as defined in the Tenth Amendment), as such date may be extended, on the ninth (9th) or tenth (10th) floor of the Building, when the same becomes legally available to lease from Landlord, on the same terms and provisions then in effect under this Lease, except that the Monthly Base Rent for any ROFO Space shall be equal to the rate then applicable to the Premises (and subject to the same annual increases of $0.50 per rentable square foot as applicable to the Premises).

B. Landlord shall provide in connection with any ROFO Space an allowance to Tenant (the “ROFO Space Allowance”) which shall be equal to $110.00, multiplied by (i) the rentable square footage of the ROFO Space, and (ii) a fraction, the numerator of which is the number of months remaining in the period from and after the commencement of Rent for the ROFO Space and ending on the Termination Date set forth in the Lease (i.e., September 30, 2037), and the denominator of which is the total number of months in the Term from October 1, 2025 through the Termination Date set forth in the Lease (i.e., September 30, 2037). The ROFO Space Allowance will be available for Tenant’s use in connection with its initial improvements to the applicable ROFO Space (with respect to any such ROFO Space, the “ROFO Space Improvements”). Landlord shall pay to Tenant the ROFO Space Allowance, in full or in partial draws, no more frequently than monthly, within thirty (30) days after Tenant has submitted all of invoices, unconditional partial or final unconditional lien waivers, affidavits of payment and such other evidence as Landlord may reasonably require to show that no mechanics’, materialmen’s or other such liens have been or may be filed against the Property, Tenant or the ROFO Space arising out of the design or performance of the ROFO Space Improvements. Tenant shall forfeit any portion of the ROFO Space Allowance for which Tenant does not submit invoices and lien waivers during the twelve (12) month period immediately following delivery of the ROFO Space to Tenant in connection with the ROFO Space Improvements.

C. Landlord shall notify Tenant in writing when a ROFO Space becomes legally available to lease (a “ROFO Notice”), provided that no such notice may be given more than twelve (12) months prior to the date that Landlord reasonably anticipates that it will be able to deliver such ROFO Space to Tenant. Such notice shall include the approximate date that Landlord anticipates that the ROFO Space will be available to Tenant, and the exact size and location of the ROFO Space.

D. Tenant shall have thirty (30) days after receipt of a ROFO Notice in which to notify Landlord in writing, exercising Tenant’s right to lease any applicable ROFO Space on the terms described herein, including an election by Tenant of the amount of the ROFO Space that Tenant desires to lease. In the event that Tenant desires to lease less than all of a ROFO Space offered to it, Tenant and Landlord shall negotiate in good faith to agree on the exact size and configuration of such ROFO Space, such that the portion of the ROFO Space not leased by Tenant shall be of a configuration and size which Landlord can reasonably expect to be able to lease to a third party. If Tenant exercises the right to lease such ROFO Space, said lease shall commence on the earlier to occur of (a)(i) sixty (60) days after Landlord delivers the ROFO Space to Tenant, if such ROFO Space is for less than one-half of a full floor of the Building, or (ii) seventy-five (75) days after Landlord delivers the ROFO Space to Tenant, if such ROFO Space is for one-half or more of a full floor of the Building, and (b) the date Tenant opens for business in the ROFO Space, and shall continue for the duration of the Term. Effective on the commencement date of Tenant’s leasing of the ROFO Space, Tenant’s Prorata Share shall be increased to reflect the addition of the ROFO Space to the Premises. After Tenant validly exercises the right of first opportunity provided herein, the parties shall execute an amendment to this Lease, adding the ROFO Space, or a new lease for the ROFO Space, or such other documentation as Landlord shall reasonably require, promptly after Landlord shall prepare the same, in order to confirm the leasing of such ROFO Space to Tenant, but an otherwise valid exercise of the right of first opportunity contained herein shall be fully effective, whether or not such confirmatory documentation is executed.

E. If Tenant shall fail to exercise such right of first opportunity, after notice by Landlord of the availability of the applicable ROFO Space, Landlord may thereafter, for a period of six (6) months, freely lease all or a portion of the applicable ROFO Space to any other party, at any time, on any terms, in Landlord’s sole discretion. If such ROFO Space is not leased within said period, the foregoing right of first opportunity shall again be applicable to such ROFO Space.

F. The foregoing right of first opportunity shall be subject to the existing tenants or occupants of the ROFO Space renewing their existing leases pursuant to options to extend previously granted, and in all events is subject and subordinate to any existing rights of any other parties to lease the ROFO Space, if such existing rights have already been granted prior to the Effective Date of the Tenth Amendment. Further, the foregoing right of first opportunity is in all events subject and subordinate to (i) the rights of a JMB Related Party to renew or extend the terms of such JMB Related Party’s leasing of any ROFO Space currently leased or subleased by such JMB Related Party as of the Effective Date of the Tenth Amendment, whether pursuant to options to extend previously granted or pursuant to any other agreement heretofore or hereafter entered into by Landlord and such JMB Related Party, (ii) the rights of a JMB Related Party to renew or extend the terms of their leasing of any ROFO Space currently leased or subleased by any JMB Related Party as of the Effective Date of the Tenth Amendment whether pursuant to options to extend previously granted or pursuant to any other agreement heretofore or hereafter entered into by Landlord and any JMB Related Party and (iii) the rights of Lift to renew or extend the terms of its leasing of any ROFO Space currently leased or subleased by Lift as of the Effective Date of the Tenth Amendment whether pursuant to options to extend previously granted or pursuant to any other agreement heretofore or hereafter entered into by Landlord and Lift. For the purposes hereof, “JMB Related Party” shall mean each of JMB Realty Corporation, Walton Street Capital, L.L.C., JMB Insurance, GEM Realty Capital, Inc., LAMB Capital Advisors, LLC, LAMB Partners, Rush Street Gaming, LLC and Delaware Street Capital, or any of their respective affiliates under control by or common control with any of the foregoing parties. For the purposes hereof, “Lift” shall mean Lift Management Corporation, a Delaware corporation, the successor by assignment from Lift Office, LLC, an Illinois limited liability company, and its affiliates, successors or assigns, the occupant of Suite 930 as of the Effective Date of the Tenth Amendment.

G. If Tenant exercises any right of first opportunity granted herein, Landlord does not guarantee that the applicable ROFO Space will be available on the commencement date for the lease thereof, if the then existing occupants of the ROFO Space shall hold-over, or for any other reason beyond Landlord’s reasonable control. In such event rent with respect to the ROFO Space shall be abated until Landlord legally delivers the same to Tenant, as Tenant’s sole recourse. Tenant’s exercise of any such right of first opportunity shall not operate to cure any default by Tenant of any of the terms and provisions in this Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. The right of first opportunity herein shall, at Landlord’s election, be null and void, if (a) Tenant is in default under this Lease, after receipt of notice thereof and the passage of any applicable cure period provided for in this Lease, on the date Tenant exercises its rights hereunder or at any proposed commencement date of this Lease for the applicable ROFO Space, (b) Tenant is in default under this Lease, after the expiration of any applicable notice and cure period, during the period between the date Tenant exercises its rights hereunder and the proposed commencement date of the lease for the applicable ROFO Space, or (c) Tenant exercises the Termination Option set forth in Section 59 of this Lease, as amended by Paragraph 12 of the Tenth Amendment. If this Lease or Tenant’s right to possession of the entire Premises (excluding the “Give Back Space” (as defined in the Tenth Amendment)) shall terminate in any manner whatsoever before Tenant shall exercise the right herein provided, or if a Transfer of all or any portion of the Premises to a party other than a Permitted Transferee shall have occurred, then immediately upon such termination or Transfer, the right to lease the ROFO Space herein granted shall simultaneously terminate and become null and void. Such right is personal to Tenant. Under no circumstances whatsoever shall a Transferee, other than a Permitted Transferee, have any right to exercise the right of first opportunity granted herein. Tenant agrees that time is of the essence of this provision.

H. If, due to the holdover of any existing tenant, Landlord fails to deliver to Tenant any ROFO Space, which Tenant has elected to lease pursuant to the terms of this Section 57, within 120 days of the scheduled date therefore, Tenant may deliver a notice to Landlord revoking its election to lease such ROFO Space, which notice shall be effective thirty (30) days after receipt thereof by Landlord, provided, however, that if Landlord delivers such ROFO Space to Tenant before the expiration of the foregoing thirty (30) day period, then Tenant’s revocation notice shall be of no further force and effect.

I. In no event shall Tenant have the right to exercise the right of first opportunity granted herein with respect to any ROFO Space that would have a commencement date after the Early Termination Date unless Tenant waives in writing its right to exercise the Termination Option.

J. In no event shall Tenant have the right to exercise the right of first opportunity granted herein with respect to any ROFO Space that would have a commencement date after the Termination Date unless Tenant has exercised its option to extend the Term pursuant to Section 25 of this Lease, as modified by Paragraph 10 of the Fifth Amendment.”

14. Right of First Refusal. Section 58 of the Original Lease and Paragraph 9 of the Fifth Amendment are deleted in their entirety and replaced with the following:

“Section 58. Right of First Refusal

A. Subject to the terms of this Section 58, Tenant shall have a continuing right of first refusal to lease any space (each, a “ROFR Space”) that becomes available after the Early Termination Date (as defined in the Tenth Amendment), as such date may be extended, on the ninth (9th) or tenth (10th) floor of the Building, at such time as a third party (except for (i) Lift, and (ii) any JMB Related Party, all of which Tenant’s right of first refusal is subject pursuant to Section 58G below) has expressed an interest in leasing such ROFR Space, when the same becomes legally available to lease from Landlord, on the same terms and provisions then in effect under this Lease, except that the Monthly Base Rent for any ROFR Space shall be equal to the rate then applicable to the Premises (and subject to the same annual increases of $0.50 per rentable square foot as applicable to the Premises).

B. Landlord shall provide in connection with any ROFR Space an allowance to Tenant (the “ROFR Space Allowance”) which shall be equal to $110.00, multiplied by (i) the rentable square footage of the ROFR Space, and (ii) a fraction, the numerator of which is the number of months remaining in the period from and after the commencement of Rent for the ROFR Space and ending on the Termination Date set forth in the Lease (i.e., September 30, 2037), and the denominator of which is the total number of months in the Term from October 1, 2025 through the Termination Date set forth in the Lease (i.e., September 30, 2037). The ROFR Space Allowance will be available for Tenant’s use in connection with its initial improvements to the applicable ROFR Space (with respect to any such ROFR Space, the “ROFR Space Improvements”). Landlord shall pay to Tenant the ROFR Space Allowance within thirty (30) days after Tenant has submitted all of invoices, unconditional partial or final unconditional lien waivers, affidavits of payment and such other evidence as Landlord may reasonably require to show that no mechanics’, materialmen’s or other such liens have been or may be filed against the Property, Tenant or the ROFR Space arising out of the design or performance of the ROFR Space Improvements, and that the ROFR Space Improvements have been completed in accordance with this Lease and approved by Landlord. Tenant shall forfeit any portion of the ROFR Space Allowance for which Tenant does not submit invoices and lien waivers during the twelve (12) month period immediately following delivery of the ROFR Space to Tenant in connection with the ROFR Space Improvements.

D. Landlord shall notify Tenant (a “ROFR Notice”) within thirty (30) days after Landlord has agreed in principle as to the major economic terms of any proposed lease with any third party (other than Lift or a JMB Related Party) for any ROFR Space. Each ROFR Notice shall include the approximate date that Landlord anticipates that the ROFR Space will be available to Tenant, and the exact size and location of the ROFR Space.

E. Tenant shall have seven (7) business days after receipt of a ROFR Notice in which to notify Landlord in writing, exercising Tenant’s right to lease any applicable ROFR Space on the terms described herein. If Tenant exercises the right to lease such ROFR Space, said lease shall commence on the earlier to occur of (a)(i) sixty (60) days after Landlord delivers the ROFR Space to Tenant, if such ROFR Space is for less than one-half of a full floor of the Building, or (ii) seventy-five (75) days after Landlord delivers the ROFR Space to Tenant, if such ROFR Space is for more than one-half of a full floor of the Building, and (b) the date Tenant opens for business in the ROFR Space, and shall continue for the duration of the Term. Effective on the commencement date of Tenant’s leasing of the ROFR Space, Tenant’s Prorata Share shall be increased to reflect the addition of the ROFR Space to the Premises. After Tenant validly exercises the right of first refusal provided herein, the parties shall execute an amendment to this Lease, adding the ROFR Space, or a new lease for the ROFR Space, or such other documentation as Landlord shall reasonably require, promptly after Landlord shall prepare the same, in order to confirm the leasing of such ROFR Space to Tenant, but an otherwise valid exercise of the right of first refusal contained herein shall be fully effective, whether or not such confirmatory documentation is executed.

F. The foregoing right of first refusal shall apply only with respect to the entire ROFR Space, and may not be exercised with respect to only a portion thereof, unless only a portion shall first become available (in which case, the foregoing right of first refusal shall apply to such portions, as the same become available). If Tenant shall fail to exercise such right of first refusal, after notice by Landlord of the availability of the applicable ROFR Space, Landlord may thereafter, for a period of six (6) months, freely lease all or a portion of the applicable ROFR Space to any other party, at any time, on any terms, in Landlord’s sole discretion. If such ROFR Space is not leased within said period, the foregoing right of first refusal shall again be applicable to such ROFR Space.

G. If Tenant exercises any right of first refusal granted herein, Landlord does not guarantee that the applicable ROFR Space will be available on the commencement date for the lease thereof, if the then existing occupants of the ROFR Space shall hold-over, or for any other reason beyond Landlord’s reasonable control. In such event rent with respect to the ROFR Space shall be abated until Landlord legally delivers the same to Tenant, as Tenant’s sole recourse. Tenant’s exercise of any such right of first refusal shall not operate to cure any default by Tenant of any of the terms and provisions in this Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such default. The right of first refusal herein shall, at Landlord’s election, be null and void, if (a) Tenant is in default under this Lease, after receipt of notice thereof and the passage of any applicable cure period provided for in this Lease, on the date Tenant exercises its rights hereunder or at any proposed commencement date of this Lease for the applicable ROFR Space, (b) Tenant is in default under this Lease, after the expiration of any applicable notice and cure period, during the period between the date Tenant exercises its rights hereunder and the proposed commencement date of the lease for the applicable ROFR Space, or (c) Tenant exercises the Termination Option set forth in Section 59 of this Lease, as amended by Paragraph 12 of the Tenth Amendment. If this Lease or Tenant’s right to possession of the entire Premises (excluding the “Give Back Space” (as defined in the Tenth Amendment)) shall terminate in any manner whatsoever before Tenant shall exercise the right herein provided, or if a Transfer of all or any portion of the Premises to a party other than a Permitted Transferee shall have occurred, then immediately upon such termination or Transfer, the right to lease the ROFR Space herein granted shall simultaneously terminate and become null and void. Such right is personal to Tenant. Under no circumstances whatsoever shall a Transferee, other than a Permitted Transferee, have any right to exercise the right of first opportunity granted herein. Tenant agrees that time is of the essence of this provision.

H. If, due to the holdover of any existing tenant, Landlord fails to deliver to Tenant any ROFR Space, which Tenant has elected to lease pursuant to the terms of this Section 58, within 120 days of the scheduled date therefore, Tenant may deliver a notice to Landlord revoking its election to lease such ROFR Space, which notice shall be effective thirty (30) days after receipt thereof by Landlord, provided, however, that if Landlord delivers such ROFR Space to Tenant before the expiration of the foregoing thirty (30) day period, then Tenant’s revocation notice shall be of no further force and effect.

I. In no event shall Tenant have the right to exercise the right of first opportunity granted herein with respect to any ROFR Space that would have a commencement date after the Early Termination Date unless Tenant waives in writing its right to exercise the Termination Option.

J. In no event shall Tenant have the right to exercise the right of first opportunity granted herein with respect to any ROFR Space that would have a commencement date after the Termination Date unless Tenant has exercised its option to extend the Term pursuant to Section 25 of this Lease, as modified by Paragraph 10 of the Fifth Amendment.”

15. Right to Show the Give Back Space and the Temporary Space. Section 21 of the Original Lease is amended by adding the following after Section 21.12:

“21.13 From and after the Effective Date of the Tenth Amendment, to show the Give Back Space and the Temporary Space to prospective tenants and brokers with one (1) business days’ prior verbal notice at reasonable hours.”

16. Brokers. Tenant represents that Tenant has not dealt any brokers, agents or finders in connection with this Amendment, and agrees to indemnify and hold Landlord harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any broker, agent or finder with whom Tenant has dealt for any commission or fee alleged to be due in connection with its participation in the procurement of Tenant or the negotiation with Tenant of this Amendment.

17. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and permitted assigns.

18. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute one and the same instrument. A .pdf counterpart, or execution by DocuSign shall be deemed to be original for all purposes hereunder.

19. Ratification. The parties hereby affirm and ratify the Existing Lease, as modified by this Amendment. This Amendment constitutes the entire agreement among the parties hereto with respect to the matters stated herein and may not be amended or modified unless such amendment or modification shall be in writing and signed by the party against whom enforcement is sought. No further changes to the Lease may be made except by written agreement signed by the parties. In the event of any conflict or inconsistency between the terms of the Existing Lease and this Amendment, the provisions of this Amendment shall govern and control. This Amendment shall not be binding upon Landlord and Tenant unless and until this Amendment is signed by both parties hereto and a signed copy thereof is delivered by Landlord to Tenant.

20. Whole Agreement. The mutual obligations of the parties as provided herein are the sole consideration for this Agreement, and no representations, promises or inducements have been made by the parties other than as appear in this Agreement. This Agreement may not be amended except in writing signed by both parties.

21. Capitalized Terms. All capitalized terms used but not defined herein shall have the meanings attributed to them in the Lease.

[No further text on this page. Signature page follows.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the year and date above first written.

LANDLORD:

900 NORTH MICHIGAN, LLC,
a Delaware limited liability company

By:	/s/ Patrick Meara
Name:	Patrick Meara
Title:	President

TENANT:

GROSVENOR CAPITAL MANAGEMENT, L.P.,
an Illinois limited partnership

By:	/s/ Burke Montgomery
Name:	Burke Montgomery
Title:	General Counsel